UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2018

PAR Technology Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-09720	16-1434688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York		13413-4991
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (315) 738-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                                                                                                   Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 -	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On December 4, 2018, Dr. Donald H. Foley resigned as Chief Executive Officer and President of PAR Technology Corporation (the “Company”) and as a director of the Board of Directors (the “Board”) of the Company. On December 4, 2018, the Board accepted Dr. Foley's resignation and entered into an agreement providing for (i) the payment of his unpaid base salary for the fiscal year ending December 31, 2018 and, to the extent earned, his short-term incentive bonus for the fiscal year ending December 31, 2018 and (ii) the acceleration of vesting of 33.33% of the shares of Company common stock subject to the stock option granted to Dr. Foley in August 2018, conditioned upon his delivery of a Release of any claims against the Company. Dr. Foley will serve as a consultant to the Company through June 30, 2019. In consideration for his consulting services, Dr. Foley will continue to be eligible to vest in shares of time-vesting restricted stock granted to Dr. Foley in August 2018 and, to the extent achieved, will vest on December 31, 2018 in up to 33.33% of performance-vesting restricted stock granted to Dr. Foley in August 2018; the balance of performance-vesting shares granted to Dr. Foley in August 2018 were cancelled. The size of the Company's Board was reduced from six (6) to five (5) directors.

(c)    On December 4, 2018, the Board appointed Savneet Singh to the position of Interim Chief Executive Officer and President of the Company and Interim President of ParTech, Inc., in each case, effective as of December 4, 2018. The term of Mr Singh's employment is through June 30, 2019, and will, thereafter, continue for consecutive fiscal quarters unless terminated by the Company or Mr. Singh. Mr. Singh, age 35, has been an independent director of the Company since April 20, 2018, and will continue to serve as a director during his employment as Interim Chief Executive Officer and President; however, Mr. Singh will not serve on any committees of the Board during his tenure. Mr. Singh is a partner of CoVenture, LLC, a multi-asset manager with funds in venture capital, direct lending, and crypto currency. He has served as a partner of CoVenture since June 2018. From 2017 - 2018, Mr. Singh served as the managing partner of Tera-Holdings, Inc., a holding company of niche software businesses that he co-founded. In 2009, Mr. Singh co-founded GBI, LLC (f/k/a Gold Bullion International, LLC (GBI)), an electronic platform that allows investors to buy, trade and store physical precious metals. During his tenure at GBI, from 2009 - 2017, Mr. Singh served as GBI’s chief operating officer, its chief executive officer, and its president. In 2018, Mr. Singh joined the board of directors of Blockchain Power Trust (TSXV:BPWR.UN; TEP.DB); he also serves on the boards of directors of LottoGopher Holdings, LLC, Produce Pay, Inc. and EcoLogic Solutions, Inc.

The Compensation Committee of the Board approved the following compensation terms for Mr. Singh in connection with his appointment as Interim Chief Executive Officer and President of the Company: Mr. Singh will receive an initial base salary of $473,500, which is subject to annual review and adjustment; beginning with the fiscal year ending December 31, 2019, Mr. Singh will participate in the Company's short-term incentive plan ("STI") as in effect from time to time for executive officers. Mr. Singh's annual STI bonus target amount for the fiscal year ending December 31, 2019 is 75% of his then base salary earned in that fiscal year; and Mr. Singh will be granted 5,000 restricted shares of the Company's common stock under the PAR Technology Corporation 2015 Equity Incentive Plan (the "Plan"), which shares will vest on the earlier of (i) the closing share price of the Company's common stock being at or above the Performance Threshold for at least 60 consecutive trading days on the New York Stock Exchange (where "Performance Threshold" is defined as 130% of the average closing price of the Company's common stock in the immediate past 20 consecutive trading days prior to December 4, 2018) and (ii) the effective date of a Change of Control (as defined in the Plan).

On December 6, 2018, the Company issued a press release reporting Mr. Singh’s appointment as Interim President and Chief Executive Officer, as well as Dr. Foley’s resignation. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits
99.1	Press Release of PAR Technology Corporation, dated December 6, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAR TECHNOLOGY CORPORATION

Date: December 6, 2018	/s/ Bryan A. Menar
Bryan A. Menar
Chief Financial Officer

EXHIBIT INDEX
Exhibit Number	Description
99.1	Press Release of PAR Technology Corporation, dated December 6, 2018.